Exhibit 1

Owens Corning/Fibreboard Asbestos Personal Injury Trust

c/o Wilmington Trust Company

1100 N. Market Street

Wilmington, DE 19890-1625

November 17, 2011

Board of Directors of Owens Corning

c/o John Christy, Esq.

One Owens Corning Parkway

Toledo, Ohio 46359

Ladies and Gentlemen:

We are writing on behalf of the Owens Corning/Fibreboard Asbestos Personal Injury Trust, a Delaware statutory trust (the “Trust”), formed pursuant to the Owens Corning/ Fibreboard Asbestos Personal Injury Trust Agreement dated October 31, 2006 (the “Trust Agreement”). Capitalized terms used but not otherwise defined in this letter have the meanings assigned to them in the Trust Agreement and the Sixth Amended Joint Plan Of Reorganization For Owens Coming And Its Affiliated Debtors And Debtors-In-Possession (as Modified) (the “Plan”).

Background

Pursuant to the Plan and Owens Corning’s Amended and Restated Bylaws (the “Bylaws”) and Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) each of the Future Claimants’ Representative under the Trust Agreement (the “FCR”) and the PI Trust Advisory Committee, a committee established under the Trust Agreement (the “TAC”, and in its prior capacity as the Owens Corning Asbestos Claimants Committee, the “ACC”) had the right to designate one member to Owens Corning’s Board of Directors on the day after the date that 28,200,000 shares of Common Stock (the “Initial Shares”) were delivered by Owens Corning to the Trust under the Plan. The director designated to the Owens Corning Board of Directors by the FCR is referred to as the “FCR Designated Director” and the director designated to the Owens Corning Board of Directors by the ACC is referred to as the “ACC Designated Director.” Upon the formation of the Trust, James J. McMonagle, Esq. was serving as the FCR and he designated himself to be the FCR Designated Director. Mr. McMonagle resigned his position as the FCR on June 20, 2007 pursuant to section 6.2(b) of the Trust Agreement and effective that date Michael J. Crames, Esq. was appointed the FCR. Mr. McMonagle continues to serve as the FCR Designated Director. W. Howard Morris was designated and continues to serve as the ACC Designated Director.

Board of Directors of Owens Corning

November 17, 2011

The Bylaws provide that, prior to each meeting of Owens Corning stockholders held before the Termination Date (as defined below) at which the term of the FCR Designated Director or the ACC Designated Director, or any director nominated or appointed to succeed either such director in accordance with the Bylaws, shall expire, in addition to any other persons nominated by the Owens Corning Board of Directors, the Trust has the the right to nominate a person to succeed such director as the FCR Designated Director or the ACC Designated Director, as the case may be. Pursuant to the Trust Agreement and the Bylaws, the person nominated by the Trust to succeed the ACC Designated Director shall be a person designated by the TAC and the person nominated by the Trust to succeed the FCR Designated Director shall be a person designated by the FCR. The Bylaws also provide that at each meeting of Owens Corning stockholders held before the Termination Date at which directors are to be elected, in addition to presenting nominees for other directorships, the officers of Owens Corning presiding at such meeting are to be present to the stockholders for election to the Owens Corning Board of Directors, on behalf of the Trust, any persons nominated by the Trust in accordance with the foregoing.

Pursuant to the Bylaws, if any, at any time prior to the Termination Date, the FCR Designated Director (or any successor) or the ACC Designated Director (or any successor) then serving as a director of Owens Corning is removed from the Owens Corning Board of Directors, resigns, retires, dies or otherwise cannot continue to serve as a member of the Owens Corning Board of Directors, then the Owens Corning Board of Directors shall fill such vacancy by appointing (i) with respect to the ACC Designated Director, such person as shall be designated in writing by the TAC and (ii) with respect to the FCR Designated Director, such person as shall be designated in writing by the FCR

The “Termination Date” means the date on which the Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of Common Stock. Pursuant to the Bylaws, on the Termination Date, the ACC Designated Director and the FCR Designated Director, or their respective successors, shall resign from the Owens Corning Board of Directors.

Certain specified provisions of the Bylaws and the Certificate of Incorporation may not be amended prior to the Termination Date without the prior written approval of the Trust if such amendment could, among other things, in any way adversely affect the rights of the Trust, the FCR, the ACC or the TAC to designate persons to serve on the Owens Corning Board of Directors in accordance with section 5.l8(a) of the Plan, or to shorten the term of any Owens Corning director designated by the Trust, the FCR, the ACC or the TAC.

The Trustees have sole investment authority with respect to the shares of Common Stock (and other investments) held by the Trust pursuant to the terms of the Trust Agreement subject to the restrictions on permitted investments and permitted investment concentrations contained therein. The disposition of shares of Common Stock held by the Trust does not require the consent of the TAC or the FCR.

Board of Directors of Owens Corning

November 17, 2011

Relationship between the Trust and the ACC Designated Director and the FCR Designated Director

Please be advised that:

1.	Neither Mr. McMonagle nor Mr. Morris (each, a “Designated Director”) communicates information, confidential or otherwise, to the Trust or any affiliate or representative thereof about the Company or the activities of the Board of Directors of the Company.

2.	Similarly, neither the Trust nor any representative or affiliate thereof communicates with either Designated Director about the Company, the Board of Directors of the Company nor the Trust’s investment in Owens Corning Common Stock including, without limitation, any communications intended to influence either Designated Director’s actions as a member of the Board of Directors of the Company. For the avoidance of doubt, neither Designated Director is required to consult with, nor does either Designated Director in fact consult with, the Trust or any representative or affiliate thereof regarding matters that come before the Board of Directors of the Company and there are no express or implied understandings between the Trust or any representative or affiliate thereof and either Designated Director regarding the execution of such Designated Director’s duties as a member of the Company’s Board of Directors.

3.	Finally, neither Designated Director has any power or authority or relationship with the Trust or any representative or affiliate thereof that permits such Designated Director to influence the Trust’s investment policies or decisions.

Irrevocable Delegation and Consent to Vote

From and after the date of this letter, each of the Trust, the TAC and the FCR hereby irrevocably delegates to the Board of Directors of Owens Corning its, his or her respective rights to nominate, designate or appoint the ACC Designated Director (or any successor) and/or the FCR Designated Director (or any successor) in connection with any election of directors or any future elections thereafter or in the event of any vacancy or any future vacancies thereafter as provided in Sections 2.14 and 2.16 of the bylaws and any related provisions of the Bylaws and/or the Certificate of Incorporation.

Additionally, the Trust consents to and agrees to vote in favor of any future proposal Owens Corning may put before the stockholders to amend the Bylaws and/or the Certificate of Incorporation to eliminate the rights granted to the Trust, the FCR, the TAC or the ACC to nominate, designate or appoint the ACC Designated Director (or any successor) and/or the FCR Designated Director (or any successor) in connection with any election of directors contained in Sections 2.14 and 2.16 of the Bylaws and any related provisions of the Bylaws and/or the Certificate of Incorporation.

Board of Directors of Owens Corning

November 17, 2011

Reservation of Rights; Resignation not Required

The Trust and the Company acknowledge and agree that (A) except as expressly set forth above, nothing contained herein is intended to (i) delegate, waive or limit any right or power of the Trust as a shareholder of the company that is otherwise available to other shareholders of the Company, including, without limitation, with respect to the nomination of prospective members of the Board of Directors of the Company or the voting of shares of Common Stock for which the Trust has voting authority, or (ii) amend any provision of the Registration Rights Agreement between the Trust and the Company dated as of July 7, 2006 and (B) for the avoidance of doubt, the delegation and consent and agreement to vote set forth above does not constitute an event that requires the resignation of the FCR Designated Director or the ACC Designated Director.

Sincerely yours,

Owens Corning/Fibreboard Asbestos Personal Injury Trust

Dean M. Trafelet, Trustee

D. LeAnne Jackson, Trustee

Harry Huge, Trustee

Acknowledged and Agreed:

Owens Corning

By
John W. Christy
Senior Vice President and General Counsel

Board of Directors of Owens Corning

November 17, 2011

Consent and Agreement

The undersigned, being the FCR and members of the TAC of the Owens Corning/ Fibreboard Asbestos Personal Injury Trust do hereby acknowledge and consent to the foregoing letter and agree to be bound by the terms thereof.

FUTURE CLAIMANTS’ REPRESENTATIVE

Michael J. Crames

Board of Directors of Owens Corning

November 17, 2011

PI TRUST ADVISORY COMMITTEE

Matthew Bergman

Russell W. Budd

John D. Cooney

James Ferraro

Steven Kazan

Mark C. Meyer

Joseph F. Rice

Armand J. Volta Jr.

Perry Weitz